EXHIBIT 10(k)

COOPERATION AGREEMENT

     This Cooperation Agreement (this “Agreement”) is entered into by and among the following parties (together, the “Parties”) in Beijing in the People’s Republic of China (“China” or “PRC”) on February 27, 2004:

Party A: e-Smart Technologies, Inc., a corporation incorporated under the laws of the State of Nevada, U.S.A.;

Party B: Guo Xin Well-tel Technology Co., Ltd., a limited liability company organized and registered in Beijing, China;

Party C: EarthNetMedia Trading Corporation, a limited liability company organized and registered in Shanghai, China, or its Chinese nominees.

     WHEREAS, Party A has the exclusive license to promote and operate the Biometric Verification Security System™ (the “System”), which utilizes certain core technologies including the Super Smart Card™ and prontDOUGH™ as well as other related technologies (the “Technologies”) in China (the “Project”), and the ability to obtain the financing necessary for the Project;

     WHEREAS, Party B is a company organized by and majority owned by an agency of the Ministry of Information Industry, and has the ability, resource and experience in working with the Chinese government to assist with the entrance of party A’s products and technologies into the Chinese market;

     WHEREAS, Party C has the ability to assist Party A and Party B with the cooperation contemplated by this Agreement and the ability to facilitate the promotion of Party A’s products and technologies in China by Party A, Party B and the Joint Venture (as defined below); and

     WHEREAS, the Parties agree to establish a Sino-foreign cooperative joint venture (the “Joint Venture”) in Beijing, China in connection with the Project under this Agreement.

     NOW, THEREFORE, the Parties agree as follows after friendly consultation with each other:

I. The Purpose of the Joint Venture shall be to:

1.	operate a value added network or networks that allow for the nationwide roaming and operation of Party A’s Biometrically powered multi-application smart cards(i.e., the Super Smart Card™) in China;

2.	provide the Systems and Technologies to Chinese customers and promote, to the maximum extent practicable, the use of the Systems and Technologies in the financial sector;

3.	promote the System and Technologies to the maximum extent possible in China so as to maximize the usage of same in as many fields as possible; and

4.	establish The rights and responsibilities of the Parties in the Joint Venture.

II. Rights and responsibilities of the parties:

1.	Party A shall have the following rights and responsibilities:

(1)	Party A shall, pursuant to the Chinese law, contribute 15% of the registered capital of the Joint Venture, i.e., the amount of U.S. dollars in cash equivalent to 3.75 million Chinese Yuan, as part of the registered capital that Party A has agreed to pay, within three months after the date on which the Joint Venture obtains a legal and effective business license. Party A shall contribute the remaining registered capital pursuant to the timeline provided by the relevant Chinese laws, or earlier depending on the operational needs of the Joint Venture.

(2)	After the establishment of the Joint Venture, the Joint Venture shall hire Party A to provide products suitable for sale in China, and technologies, technology support and after-sales services on terms to be agreed upon between Party A and the Joint Venture.

(3)	Party A shall assist Party B in negotiations with Chinese government agencies and enterprises to cause them to use Party A’s products and technologies.

(4)	If, in the future, it becomes necessary for Party A to enter into additional Sino-foreign cooperative joint ventures for the goals of this Project, Party B and Party C shall have the right to be included as partners in such joint ventures.

(5)	Party A owns the exclusive licenses to provide and operate the System and the Technologies in China and the Joint Venture, Party B and Party C shall respect and protect the rights of Party A related to such licenses in China.

(6)	Party A has the right to supervise the Joint Venture’s use of the funds.

(7)	After consultation with Party B, Party A has the right to set the Joint Venture’s strategies and guidelines for its operations in the Chinese market, and supervise the execution of such strategies and guidelines.

(8)	Party A shall pay Party B US$10,000 per month for the three months after the effective date of this Agreement. This amount shall be used to pay for the cost of providing the initial office premises to the Joint Venture on an adequately staffed and equipped basis at the offices of Party B, organizing and obtaining the necessary and required government approvals for the creation of the Joint Venture, conducting relevant research and feasibility study for the Joint Ventureand, generally, to do all things necessary and proper prior to the establishment of the Joint Venture necessary to facilitate its earliest possible creation of and the business of the Joint Venture. In the event that the Joint Venture is created in three months or less after the effective date of this Agreement, Party A shall extend its payment of US$10,000 per month to Party B until such time as the Joint Venture receives its initial capitalization. Upon creation and capitalization of the Joint Venture, the Joint Venture shall pay Party B US$10,000 per month to compensate Party B for its cooperation under this Project.

Notwithstanding the foregoing, however, if the Joint Venture is not able to obtain the required temporary business license within three months after the effective date of this Agreement, Party A has the right to decide how to proceed and Party B and Party C shall cooperate accordingly.

(9)	Party A has the right to receive 20% of the Joint Venture’s gross operating income as compensation for the products, technologies and services that Party A shall provide to the Joint Venture.

2.	Party B shall have the following responsibilities:

(1)	Party B shall use its resources and relationship with the relevant departments and agencies of the Chinese government to promote Party A’s products and technologies in all relevant Chinese government agencies and relevant industries, and to apply for and obtain all necessary and proper licenses, approvals and permits within China for the lawful operation of the Joint Venture.

(2)	Party B shall assist Party A in negotiations with relevant Chinese government agencies and enterprises to cause them to use Party A’s products and technologies.

(3)	Party B shall assist Party A in completing the study of relevant network infrastructure and all related issues, provide statistical information necessary for the fullest development of the Chinese market, and assist the Joint Venture in setting market strategies and related investment plans, and establishing cooperative relationships with agencies and enterprises in relevant industries.

(4)	Party B shall respect Party A’s intellectual property, and help Party A in preventing its technologies from being imitated, copied or stolen by other Chinese enterprises.

(5)	If, in the future, it becomes necessary for Party A to enter into additional joint ventures for the goals of this Project, Party B shall have the right to be included as a partner in such joint ventures.

(6)	Party B has the right to send not more than four people to the headquarters of Party A in the United States within 90 days after the establishment of the Joint Venture for the purpose of training and learning the technologies of Party A. The duration of such trip shall not exceed 12 days and the expenses shall be borne by the Joint Venture.

(7)	After the signing of this Agreement, Party B shall immediately start promoting the System and Technologies among the relevant Chinese government agencies and department pursuant to this Agreement.

3.	Party C has the following rights and responsibilities:

(1)	Party C shall coordinate and expedite the cooperation between Party A and Party B.

(2)	Party C shall assist Party A, Party B and the Joint Venture in obtaining the required documentation for obtaining the financing for the Joint Venture and Project.

(3)	Party C shall fully use its resources to assist Party A, Party B and the Joint Venture to fulfill the Joint Venture’s goals with respect the Chinese market.

III. Other matters related to the Joint Venture Company

1.	The registered capital of the Joint Venture shall be 25 million Chinese Yuan.

2.	Party A shall have 50% of the shares of the Joint Venture, Party B shall have 30% of the shares of the Joint Venture, and Party C shall have 20% of the shares of the Joint Venture.

3.	The Joint Venture shall have the right to use Party A’s technologies in accordance with the terms of the licensing agreement to be entered into by the Joint Venture and Party A.

4.	The composition of the board of directors and management team of the Joint Venture shall be determined by the Parties through consultation with each other.

5.	Expenses incurred by Party A for the establishment of the Joint Venture, including legal fees, should be borne by the Joint Venture in accordance with the law. The Joint Venture shall reimburse Party A for such expenses immediately after the Joint Venture receives the initial capital contribution. Party A shall present receipts acceptable to accountants registered in China for such reimbursement.

IV. Other issues

1.	This Agreement shall be the only agreement among the Parties until it is replaced by a new agreement in writing and duly signed by the parties duly authorized representatives. No Party shall revise this Agreement without the written consent of all Parties. This Agreement shall become legally binding after it is signed by persons authorized by the parties,

2.	The Parties shall keep confidential all information contained in this Agreement; Party B and Party C shall keep confidential all technological information that Party A has disclosed to Party B and/or Party C during the negotiations leading to this Agreement. However, since Party A is a U.S. listed public company, Party A shall have the right to disclose any information contained in this Agreement without the written consent of Party B or Party C pursuant to the requirements of the relevant governmental and listing obligations.

3.	Governing laws; Jurisdiction; Venue

(1)	This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC.

(2)	In the event of any dispute arising from, or in connection with this Agreement, the relevant parties shall first attempt to resolve the dispute through friendly consultations. In the event that satisfactory resolution is not reached within sixty (60) days after commencement of such consultations, the dispute shall be submitted (which submission may be made by any of the Parties) for resolution by arbitration administered by the China International Economic and Trade Arbitration Commission (the “Commission”) in Beijing, PRC, in accordance with the procedural rules of the Commission which are in effect at the time the application for arbitration is made.

(3)	There shall be three arbitrators, one of whom shall be appointed by party A, one of whom shall be appointed by Party B, and the third arbitrator, who shall be the presiding arbitrator, shall be appointed according to the mutual decision of Party A and Party B. In the event the Parties do not mutually agree on a presiding arbitrator within twenty (20) days after each Party has been notified by the Commission regarding the selection of the two party-appointed arbitrators, the presiding arbitrator shall be appointed by the Chairman of the Commission. The presiding arbitrator may not be a national of either the PRC or the U.S. but only from a neutral third party nationality. The arbitral award shall be final and binding upon all parties hereto.

4.	This Agreement is prepared in Chinese and English, and the English and Chinese versions have equal legal effect. There shall be three Chinese and three English originals. In case of any discrepancy between the Chinese and English versions, the Chinese version shall govern.

5.	This Agreement is effective as of March 1, 2004, after being executed by persons authorized by the Parties.

Party A: e-Smart Technologies, Inc.

Authorized Person:	/s/

Date: 27/02/2004

Party B: Guo Xin Well-tel Technology Co., Ltd.

Authorized Person:	/s/

Date: 2004.2.27

Party C: EarthNetMedia Trading Corporation

Authorized Person:	/s/

Date: 2.27.2004